EXHIBIT 10.3

FIRST AMENDMENT

TO

EXECUTIVE SALARY CONTINUATION

AGREEMENT

THIS FIRST AMENDMENT, made and entered into this 19th day of September, 2024 by and between Peoples Bank, a Bank organized and existing under the laws of the State of North Carolina, hereinafter referred to as “the Bank”, and Jeffrey N. Hooper, a key employee and Executive of the Bank, hereinafter referred to as “the Executive”.

W I T N E S S E T H:

WHEREAS, the Bank and the Executive previously entered into an Executive Salary Continuation Agreement dated the 1st day of July, 2020 between Peoples Bank and Jeffrey N. Hooper, that provided for the payment of certain benefits to the Executive (the “Agreement”); and

WHEREAS, the Bank and the Executive desire to amend the Agreement in order to increase the benefits provided to the Executive.

NOW, THEREFORE the Agreement is hereby amended as follows, effective September 19, 2024:

1. Subparagraph III.A. is hereby amended by deleting that subparagraph in its entirety, and replacing it with a new Subparagraph III.A. to read as follows:

A.	Retirement Benefits

Should the Executive continue to be employed by the Bank until Normal Retirement Age, the Executive shall be entitled to receive an annual benefit equal to $75,000 (the “Normal Retirement Benefit”). Such benefit shall commence within thirty (30) days following the Executive’s Retirement Date, and shall continue for a period of thirteen (13) years. Such annual benefit will be paid in substantially equal installments in accordance with the Bank’s normal payroll schedule.

In all other respects, the Agreement shall remain in full force and effect without modification.

IN WITNESS WHEREOF, this First Amendment has been executed effective as stated above.

PEOPLES BANK

By:	/s/ William D. Cable, Sr.
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Jeffrey N. Hooper
Jeffrey N. Hooper